EMPLOYMENT AGREEMENT

                This EMPLOYMENT AGREEMENT (the "Agreement") effective as of September 1, 2001, by and between P.W. STEPHENS, INC., a California corporation whose principal executive offices are in Huntington Beach, California as (the "Company"), and SCOTT JOHNSON (the "Executive").  The Company wishes to assure itself of the services of the Executive for the period provided in this Agreement and the Executive wishes to serve in the employ of the Company on the terms and conditions hereinafter provided.

AGREEMENT

                NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

ARTICLE 1 EMPLOYMENT

1.1.	Employment. The Company hereby employs the Executive and the Executive hereby accepts employment by the Company for the period and upon the terms and conditions contained in this Agreement.
1.2.	Office and Duties.
1.2.1.	Position. The Executive shall serve the Company as President, with authority, duties and responsibilities not less than the Executive has on the date of this Agreement, with his actions at all times subject to the direction of the Board of Directors of the Company.
1.2.1.	Commitment. Throughout the term of this Agreement, the Executive shall devote substantially all of his time, energy, skill and best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company. Subject to the foregoing, the Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations that are disclosed to the Board of Directors and that will not materially affect the performance of the Executive's duties pursuant to this Agreement.
1.3.	Term. Subject to the provisions of Section 1.5, the term of this Agreement shall commence on January 1, 2001 and shall end on December 31, 2005 (the period of time between the commencement and the end of this Agreement is referred to herein as the "Term").

1.4.             Compensation

1.4.1.

Base Salary.  The Company shall pay the Executive as compensation an aggregate salary ("Base Salary") of $125,000 per year during the Term, or such greater amount as shall be approved by the Company's Board of Directors.  The Board of Directors shall review the Executive's Base Salary at least annually.  The Base Salary for each year shall be paid by the Company in accordance with the regular payroll practices of the Company.

1.4.2.         Annual Bonus.

An annual bonus based on the net income of P.W. Stephens, Inc.  Such bonus shall be calculated on a monthly basis and paid within 15 days after the bonus is calculated.  The bonus shall be calculated using the following criteria.

Fiscal Year 2001    A bonus of 5% of the net income up to $500,000.00.  A bonus of 10% of the net income in excess of $500,000.00.

Fiscal Year 2002    A bonus of 5% of the net income up to $400,000.00.  A bonus of 10% of the net income in excess of $400,000.00.

Fiscal Year 2003    A bonus of 5% of the net income up to $300,000.00.  A bonus of 10% of the net income in excess of $300,000.00.

Fiscal Year 2004    A bonus of 5% of the net income up to $200,000.00.  A bonus of 10% of the net income in excess of $200,000.00.

Fiscal Year 2005    A bonus of 5% of the net income up to $100,000.00.  A bonus of 10% of the net income in excess of $100,000.00.

Quarterly Receivables Bonus.

A bonus for collection on receivables based on the following formula.

Beginning A/R + Ending A/R/2         =              Day Receivable Outstanding
Revenue for period # days in period

Days Receivables Outstanding	Quarterly Bonus
80	$3,125.00
75	$5,000.00
70	$6,250.00
65	$7,812.50
60	$9,375.00
55	$10,937.50

1.4.3.	Fringe Benefits and Perquisites. During the Term, the Executive shall be entitled to participate in or receive benefits under any plan or arrangement made available by the Company to its senior executive officers, including but not limited to any hospitalization, medical, dental or pension plan, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any plan or arrangement made available to the Executive shall be deemed to be in lieu of compensation hereunder.
1.4.4.	Auto Allowance. During the Term, the Company shall pay the Executive $500 per month as an auto allowance to cover the costs of use of Executive's personal auto for business requirements of the Company.
1.4.5.	Payment and Reimbursement of Expenses. During the Term, the Company shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in performing his obligations under this Agreement in accordance with the policies and procedures of the Company for its senior executive officers, provided that the Executive properly accounts therefor in accordance with the regular policies of the Company. The Company is not required to reimburse any single expenditure in excess of $10,000.00 without authority in advance from the Chairman of the Board of Directors.
1.4.6.	Vacations. During the Term and in accordance with the regular policies of the Company, the Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers, but not less than three weeks in any calendar year (prorated in any calendar year in which the Executive is employed hereunder for less than the entire year in accordance with the number of days in such calendar year during which the Executive is so employed).
1.4.7.	Benefits Not in Lieu of Compensation. No benefit or perquisite provided to the Executive shall be deemed to be in lieu of Base Salary, Bonus, Quarterly Receivables Bonus or other compensation.
1.5.	Termination
1.5.1.	Disability. The Company may terminate this Agreement for Disability. "Disability" shall exist if because of ill health or physical or mental disability, and notwithstanding reasonable accommodations made by the Company, the Executive shall have been unable, unwilling or shall have failed to perform his duties under this Agreement, as determined in good faith by the Company's Board of Directors, for a period of 180 consecutive days, or if, in any 12-month period, the Executive shall have been unable or unwilling or shall have failed to perform his duties for a period of 270 days, irrespective of whether or not such days are consecutive.

1.5.2.	Cause. The Company may terminate the Executive's employment for Cause. Termination for "Cause" shall mean termination because of the Executive's (i) willful gross misconduct that causes material economic harm to the Company or that brings substantial discredit to the Company's reputation, (ii) final, nonappealable conviction of a felony or (iii) material breach of any provision of this Agreement. Items (i) and (iii) of this subsection shall not constitute Cause unless the Company notifies the Executive thereof in writing, specifying in reasonable detail the basis therefor and stating that it is grounds for Cause, and unless the Executive fails to cure such matter within 60 days after such notice is sent or given under this Agreement. The Executive shall be permitted to respond and to defend himself before the Board of Directors or any appropriate committee thereof within a reasonable time after written notification of any proposed termination for Cause under item (i) or (iii) of this subsection.
1.5.3.	Without Cause. During the Term, the Company may terminate the Executive's employment Without Cause, subject to the provisions of subsection 1.6.4 (Termination Without Cause or for Company Breach). Termination "Without Cause" shall mean termination of the Executive's employment by the Company other than termination for Cause or for Disability.
1.5.4.	Company Breach. The Executive may terminate his employment hereunder for Company Beach. For purposes of this Agreement "Company Breach" shall mean: (i) without his express written consent, any material reduction in the authority, duties and responsibilities that the Executive has on the date of this Agreement, or the assignment to the Executive of any duties inconsistent with his positions, duties, responsibilities and status with the Company, or a change in his reporting responsibilities, titles or offices, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except in connection with the termination of his employment for Cause, Disability or retirement or as a result of his death or by the Executive other than for Company Breach or Change in Control; (ii) a reduction in the Executive's Base Salary as in effect on the date of this Agreement or as the same may be increased from time to time; (iii) a relocation of the Company's principal executive offices to any county other than Orange County or any county contiguous thereto within a twenty mile radius of Orange County, or the Company's requiring the Executive to be based anywhere other than Orange County or any county contiguous thereto within a twenty mile radius of Orange County, except for required travel on the Company's business to an extent substantially consistent with his present business travel obligations, or, in the event the Executive consents to any relocation, the failure by the Company (a) to retain a real estate broker, at the Company'[s expense, and otherwise assist the Executive in selling the Executive's principal residence in Orange County, (b) to pay (or reimburse the Executive) for all reasonable moving expenses incurred by him relating to a change of his principal residence in connection with such relocation and (c) to indemnify the Executive against any loss (defined as the difference between the actual sale price of such residence and the higher of (1) his aggregate investment in such residence or (2) the fair market value of such residence as determined by a real estate appraiser designated by the Executive and reasonably satisfactory to the Company, realized on the sale of the Executive's principal residence in connection with any such change of residence; (iv) the failure by the Company to continue in effect any benefit or compensation plan (including but not limited to any stock option plan, pension plan, life insurance plan, health and accident plan or disability plan) in which the Executive is participating (or plans providing substantially similar benefits), the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit enjoyed by him, or the failure by the Company to provide the Executive with the number of paid vacation days to which he is then entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect on the date hereof; (v) any failure of the Company to obtain the assumption of, or the agreement to perform, this Agreement by any successor as contemplated in Section 4.13 (Binding Effect Etc.) hereof; (vi) if the Company has a positive cash flow during the Term and any vendor is not paid pursuant to terms and such nonpayment is not due to other reasons than cash flow, in such case the Company only has 30 days to cure such breach after notice is sent to the Company by the Executive; or (vii) any material breach of this Agreement by the Company; provided, however, that a material breach of this Agreement by the Company shall not constitute Company Breach unless the Executive notifies the Company in writing of the breach, specifying in reasonable detail the nature of the breach and stating that such breach is grounds for Company Breach, and unless the Company fails to cure such breach within 60 days after such notice is sent or given under this Agreement.
1.5.5

Change in Control.  The Executive may terminate his employment hereunder at any time after twelve months following any other Change in Control (defined below).  "Change in Control" shall mean any of the following: (1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; (3) any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; (4) the cessation of control (by virtue of their not constituting a majority of directors) of the Company's Board of Directors by the individuals (the "Continuing Directors") who (x) at the date of this

Agreement were directors or (y) become directors after the date of this Agreement and whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of this Agreement or whose election or nomination for election was previously so approved; or (5) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of an aggregate of 15% of the voting power of the Company's outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under such Act) who beneficially owned less than 10% of the voting power of the Company's outstanding voting securities on the date hereof; or the acquisition of beneficial ownership of an additional 5% of the voting power of the Company's outstanding voting securities by any person or group who beneficially owned at least 10% of the voting power of the Company's outstanding voting Securities on the date hereof, provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change in Control hereunder if the acquiror is (w) the Executive, (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (y) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (z) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors or who is an affiliate, associate or shareholder of any shareholder of the Company as of the execution of this Agreement; (6) subject to applicable law, in a Chapter 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

1.5.6.	Without Good Reason. During the Term, the Executive may terminate his employment Without Good Reason upon sixty (60) days advance written notice. Termination "Without Good Reason" shall mean termination of the Executive's employment by the Executive other than (i) termination for Company Breach or (ii) a termination more than twelve months following a Change in Control.
1.5.7.	Explanation of Termination of Employment. Any party terminating this Agreement shall give prompt written notice ("Notice of Termination") to the other party hereto advising such other party of the termination of this Agreement. Within thirty (30) days after notification that the Agreement has been terminated, the terminating party shall deliver to the other party hereto a written explanation (the "Explanation of Termination of Employment"), which shall state in reasonable detail the basis for such termination and shall indicate whether termination is being made for Cause, Without Cause or for Disability (if the Company has terminated the Agreement) or for Company Breach, upon a Change in Control or Without Good Reason (if the Executive has terminated the Agreement).

1.5.8.	Date of Termination. "Date of Termination" shall mean the date on which Notice of Termination is sent or given under this Agreement.
1.6.	Compensation During Disability or Upon Termination.
1.6.1.	During Disability. During any period that the Executive fails to perform his duties hereunder because of Disability, he shall continue to receive his full Base Salary and benefits pursuant to Section 1.4 (Compensation) until the Date of Termination, including his Annual Bonus for the fiscal year in which the Date of Termination occurs, as prorated through the Date of Termination.
1.6.2	Termination for Disability. If the Company shall terminate the Executive's employment for Disability, then the Company shall have no further obligation to make any payment under this Agreement which has not already become payable, but has not yet been paid.
1.6.3.	Termination for Cause or Without Good Reason. If the Company shall terminate the Executive's employment for Cause or if the Executive shall terminate his employment Without Good Reason, then the Company shall have no further obligation to make any payment under this Agreement which has not already become payable, but has not yet been paid, except as may otherwise be provided under the terms of any employee benefit programs in which the Executive is participating.
1.6.4.	Termination Without Cause or for Company Breach. If the Company shall terminate the Executive's employment Without Cause or if the Executive shall terminate his employment for Company Breach, then the Company shall pay to the Executive, as severance pay in a lump sum no later than the 15th day following the Date of Termination, the following amounts: (i) any payment of Base Salary (at the rate in effect as of the Date of Termination) and Annual Bonus which has already become payable, but has not yet been paid, through the Date of Termination; (ii) his Annual Bonus for the fiscal year in which the Date of Termination occurs, as prorated through the Date of Termination. If such Annual Bonus is dependent upon financial results for the fiscal year that are unknown at the Date of Termination, his Annual Bonus received for the past fiscal year shall substitute as his Annual Bonus for the fiscal year in which the Date of Termination occurs; and (iii) in lieu of any further Base Salary and Annual Bonus for periods subsequent to the Date of Termination, an amount equal to the product of (A) the sum of the Executive's Base Salary at the rate in effect as of the Date of Termination plus the average Annual Bonus paid to the Executive during the preceding two (2) years (or such shorter period for which any Annual Bonus has been paid), multiplied by (B) the number one (1). If the Executive terminates his employment for Company Breach based upon a material reduction by the Company of the Executive's Base Salary, then for purposes of this Section 1.6.4 (Termination Without Cause or for Company Breach), the Executive's Base Salary as of the Date of Termination shall be deemed to be the Executive's Base Salary immediately prior to the reduction that the Executive claims as grounds for Company Breach.
1.6.5.	Termination Upon a Change in Control. If the Executive terminates his employment pursuant to section 1.5.5 due to a Change in Control, but only if such termination occurs at least twelve months following such Change in Control and at least one year prior to the end of the Term, then the Company shall pay to the Executive as severance pay and as liquidated damages (because actual damages is difficult to ascertain), in a lump sum, in cash, within 15 days after termination, an amount equal to the amounts provided in Sections 1.6.4 (i), (ii) and (iii) above. In addition, if the Executive is liable for the payment of any excise tax (the "Basic Excise Tax") because of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor or similar provision, with respect to any payments or benefits received or to be received from the Company or its affiliates, or any successor to the Company or its affiliates, whether provided under this Agreement or otherwise, the Company shall pay the Executive an amount (the "Special Reimbursement") which, after payment by the Executive (or on the Executive's behalf) of any federal, state and local taxes applicable thereto, including, without limitation, any further excise tax under such Section 4999 of the Code, on, with respect to or resulting from the Special Reimbursement, equal the net amount of the Basic Excise Tax. The determination of the amount of the payment described in this Section 1.6.5 shall be made by the Company's independent auditors.
1.6.6.

No Mitigation.  The Executive shall not be required to mitigate the amount of any payment provided for in this Section 1.6 (Compensation During Disability or Upon Termination) by seeking other employment or otherwise.

1.7

Death of Executive.  If the Executive dies prior to the expiration of this Agreement, the obligations under this Agreement shall automatically terminate and all compensation to which the Executive is or would have been entitled hereunder (including without citation under Sections 1.4.1 (Base Salary) and 1.4.2 (Annual Bonus) shall terminate as of the end of the month in which the Executive's death occurs; provided, however, that (i) the Company shall pay to the Executive's estate, as soon as practicable, a prorated Annual Bonus, if earned in accordance with the Company's annual bonus plan; and (ii) for the balance of the Term, the Executive's wife and children shall be entitled to continue participation in the Company's group hospitalization, medical and dental plans (if any), with the full amount of any premium to be borne by the Company; and such reimbursement as may have been due to the Executive pursuant to Section 1.4.5 (Payment and Reimbursement of Expenses) hereof.

ARTICLE 2 NON-COMPETITION AND CONFIDENTIALITY

2.1                 Confidential Relationship / Non-Disclosure.  Executive acknowledges that his relationship with the Company is one of trust and confidence and that there are available to him certain intellectual property, records and confidential business information of the Company and the Company's customers.  In consideration for the foregoing, Executive covenants and agrees with the Company that during the period of his employment with the Company,

(a)	except in the performance of his duties hereunder, Executive will not communicate or disclose to any person (other than the Company), or use for his own account, without the prior written consent of the Company, any Confidential Information (as hereinafter defined) that Executive shall obtain or acquire during the period of his employment by the Company; and
(b)	Executive will retain all such Confidential Information in trust for the sole benefit of the Company and its successors and assigns.

For purposes of this Paragraph 2.1, the term "Confidential Information" means any and all knowledge and information relating to the business and affairs of the Company and/or any other entity related to the Company directly or indirectly by common ownership or management (collectively, the "Affiliated Entities"), their products, systems, processes and/or services and their customers, creditors, shareholders, contractors, agents, consultants and employees, that is or is intended by the Affiliated Entities to be of a confidential nature, including, without limitation, any and all knowledge and information relating to their products, research, development, inventions, accounting, finances, costs, profit margins, patent applications, marketing, merchandising, selling, customer lists, customer requirements and personnel, pricing, pricing methods, computer programs and software (whether held for sale or license or used internally), databases and data processing and any and all other such knowledge, information and materials, heretofore or hereafter during the term of this Agreement, conceived, designed, created, used or developed by or relating to the Company or related entity.  Confidential Information specifically shall include, without limitation, any ideas, designs, plans, methods, marketing or financial operations or techniques, or other conceptual schemes originally conceived, developed or used, owned or contracted by the Affiliated Entities including all documents, memoranda, prototypes, software (whether held for sale or license or used internally), apparatus or other materials evidencing the same.  Confidential Information does not include any information that is in the public domain other than as a result of a breach by Executive of any of the terms or provisions of this Agreement.

2.2

Non-Interference.  Executive covenants and agrees with the Company that he will not, whether for his own account or the account of any other person or entity: at any time during the period of his employment wit the Company and if (a) the Executive shall terminate his employment Without Good Reason or (b) the Company shall terminate his employment for Cause at any time prior to December 31, 2005, then for a period terminating on December 31, 2005, solicit, employ or otherwise engage, as an employee, independent consultant or otherwise, any person who is an employee of the Company, or in any manner induce or attempt to induce any employee of the Company to terminate his or her employment with the Company, (ii) at any time during the period of his employment with the Company and if (a) the Executive shall terminate his employment Without Good Reason or (b) the Company shall terminate his employment for Cause at any time prior to December 31, 2005, then for a period terminating on December 31, 2005, knowingly interfere with the relationship of the Company with any person or entity, including, without limitation, any person or entity that at any time during Executive' employment with the Company was a vendor or supplier to, distributor or licensee of or in the habit of dealing with, the Company, or (iii) at any time during the period of his employment with the Company and if (a) the Executive shall terminate his employment Without Good Reason or (b) the Company shall terminate his employment for Cause at any time prior to December 31, 2005, then for a period terminating on December 31, 2005, solicit, divert, or take away the Company's customers, distributors or licensees who were served by him during his employment with the Company or attempt directly or indirectly to cause one or more of the Company's customers, distributor or licensees to refrain from patronizing the Company.

2.3	Covenant to Report / Ownership of Trade Secrets. Executive covenants and agrees with the Company that:

(a)	Executive will render to the Company such reports of the activities undertaken by Executive or conducted under his direction, as the Company may request. All written or electronic materials, records, databases and documents, including software and systems and other intellectual property interests, made by Executive or coming into his possession during his employment concerning or relating to the business or affairs of the Company remain the property of the Company. Upon the termination of his employment with the Company or upon the earlier request of the Company, Executive shall promptly deliver the same to the Company.
(b)	Any trade secret, invention, improvement, patent, patent application or writing, and any program, system or novel technique (whether or not capable of being trademarked, copyrighted or patented) conceived, devised, developed or otherwise obtained by Executive during the period of his employment with the Company relating to the business, products, property, methods, suppliers or customers of the Company shall be and become the property of the Company. Executive will give the Company prompt written notice of his conception, invention, authorship, development or acquisition of any such trade secret, invention, improvement, patent, patent application, writing, program, system or novel technique and will execute such instruments of transfer, assignment, conveyance or confirmation and such other documents and to do all appropriate lawful acts as may be required by the Company to transfer, assign, confirm and perfect in the Company all legally protectable rights in any such trade secret, invention, improvement, patent, patent application, wiring, program, system or novel technique.
2.4	Covenant Not to Compete. In consideration of the confidential relationship of the Company and Executive, Executive agrees during the period of his employment with the Company and if the (a) Executive shall terminate his employment Without Good Reason or following a Change in Control or (b) the Company shall terminate his employment for Cause at any time prior to December 31, 2005, then until December 31, 2005, Executive shall not, directly or indirectly, including, without limitation, as employee, partner, agent, officer, director or shareholder, own, manage, operate, engage or participate in, perform services for, control or participate in the ownership, management, operation or control of, or be connected, in any manner, within any business within the states of California and Arizona, that shall be the same or similar business as that currently being conducted by the Company or as that conducted at any time by the Company during the final two years of his employment. Notwithstanding the foregoing, Executive may own up to 1% of the outstanding equity securities of any publicly traded company engaged in any such competitive business whose shares are listed on a national securities exchange.
2.5

Relief.  Executive and the Company agree to the reasonableness of the restrictions set forth in this Article 2, acknowledge that they have been negotiated at arm's length, and agree that these restrictions shall be legally enforceable and shall not be challenged by either party in any administrative or court proceeding, subject to the laws of the State of California.  Executive agrees that the Company's remedies at law for a breach of these restrictions will be inadequate an that, in addition to any other available remedies, to temporary and permanent injunctive relieve without the necessity of providing actual damage, immediate or irreparable harm, or posting a bond.  If these restrictions are determined to be unreasonable in any final court or arbitration proceeding, the parties agree to the reformation of these restrictions by the court to limits it finds to be reasonable and that neither party will assert that these restrictions should be eliminated in their entirety by any court.

2.6	No Right of Offset. The existence of any claim or cause of action by Executive against the Company, whether predicted on this Agreement or otherwise, shall not constitute a defense to enforcement by the Company of the restrictive covenants set forth in this Article 2, but shall be litigated separately.
ARTICLE 3 INDEMNIFICATION

3.1.1.	Indemnification. The Company hereby agrees to hold harmless and indemnify and to defend Executive to the full extent authorized or permitted by the provisions of the applicable laws of the State of California against any claim or liability or other amounts (including, without limitation, legal fees and court costs) arising out of or in connection with any act or omission by Executive performed or made in good faith for or on behalf of the Company pursuant to this Agreement
ARTICLE 4 MISCELLANEOUS
4.1	Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company or any Affiliate of the Company against the Executive, the Executive's spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, and any claim or cause of action of the Company or any Affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action such shorter period shall govern.
4.2	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
4.3	Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.
4.4	Executive's Sole Remedy. The Executive's sole remedy shall be against the Company for any claim, liability or obligation of any nature whatsoever arising out of or relating to this Agreement or an alleged breach of this Agreement or for any other claim arising out of the Executive's employment by the Company, his service to the Company, any indemnification obligation of the company or the termination of the Executive's employment hereunder (collectively, "Executive Claims").  The Executive shall have no claim or right of any nature whatsoever against any of the Company's directors, former directors, officers, former officers, employees, former employees, stockholders, former stockholders, agents, former agents or the Independent Counsel in their individual capacities arising out of or relating to any Executive Claim.  The Executive hereby releases and covenants not to sue any person other than the Company over any Executive Claim.  The persons described in this Section 4.4 (other than the Company and the Executive) shall be third-party beneficiaries of this Agreement for the purposes of enforcing the terms of this Section 4.4 (Executive's Sole Remedy) against the Executive.

4.5

Notices.  All notices, requests, demands and other communications required or permitted under this Agreement and the transactions contemplated herein shall be in writing and shall be deemed to have been duly given, made and received when sent by telecopy (with a copy sent by mail) or when personally delivered or one business day after it is sent by overnight service, addressed as set forth below:

If to the Executive: Scott Johnson

If to the Company: P.W. Stephens, Inc. 15201 Pipeline Lane, Unit B Huntington Beach, CA 92649 Attn: Board of Directors

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this subsection for the giving of notice, which shall be effective only upon receipt.

4.6

Provisions Separable.  The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

4.7

Entire Agreement.  This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained, which shall be deemed terminated effective immediately.  The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.  This Agreement may not be modified or amended other than by an agreement in writing.

4.8

Headings; Index.  The headings of paragraphs and Index of Defined Terms herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

4.9	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.
4.10

Dispute Resolution.  Subject to the Company's right to seek injunctive relieve in court as provided in Section 2.3 (Injunctive Relieve) of this Agreement and the Executive's right to such a judicial determination that the Executive should be indemnified by the Company (as provided in Article 3 (Indemnification) of this Agreement, any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration, and any party may submit such dispute, controversy or claim, including a claim for indemnification under this Section 4.10 (Dispute Resolution), to arbitration.  (a) Arbitrators.  The arbitration shall be heard and determined by one arbitrator, who shall be impartial and who shall be selected by mutual agreement of the parties, provided, however, that if the dispute involves more than $1,000,000, then the arbitration shall be heard and determined by three (3) arbitrators.  If three  (3) arbitrators are necessary as provided above, then (i) each side shall appoint an arbitrator of its choice within thirty (30) days of the submission of a notice of arbitration and (ii) the party appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within thirty (30) days following the appointment of the last party-appointed arbitrator.  If (x) the parties cannot agree on the sole arbitrator, (y) one party refuses to appoint its party-appointed arbitrator within said thirty (30) day period or (z) the party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal, then the appointing authority for the implementation of such procedure shall be the Senior United States District Judge for the Central District of California, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim.  If the Senior United States District Judge for the Central District of California refuses or fails to act as the appointing authority within ninety (90) days after being requested to do so, then the appointing authority shall be the Chief Executive officer of the American Arbitration Association, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim.  All decisions and awards by the arbitration tribunal shall be made by majority vote.  (b) Proceedings.  Unless otherwise expressly agreed in writing by the parties to the arbitration-proceedings: (i) The arbitration proceedings shall be held in Los Angeles, California, at a site chosen by mutual agreement of the parties, or if the parties cannot reach agreement on a location within this (30) days of the appointment of the last arbitrator, then at a site chosen by the arbitrators; (ii) The arbitrators shall be and remain at all times wholly independent and impartial; (iii) The arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time; (iv) Any procedural issues not determined under the arbitral rules selected pursuant to item (iii) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction; (v) The costs of the arbitration proceedings (including attorney's fees and costs) shall be borne in the manner determined by the arbitrators; (vi) The decision of the arbitrators shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrators; made and promptly paid in the United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement; (vii) The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at 6% per annum; and (viii) Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

4.11.

Survival.  The covenants and agreements of the parties set forth in Article 2 (Non-Competition and Confidentiality), Article 3 (Indemnification) and Article 4 (Miscellaneous) are of a continuing nature and shall survive the expiration, termination or cancellation of this Agreement in accordance with the terms therein regardless of the reason therefore.   Article 2 (Non-Competition and Confidentiality) should be extended beyond the Term of Agreement.

4.12.

No Duplication of Payments.  Subrogation.  The Company shall not be liable under this Agreement to make any payment in connection with any claim made against the Executive to the extent the Executive has otherwise actually received payment (under any insurance policy, Bylaw or otherwise) of the amounts otherwise indemnifiable hereunder.  In the event the Executive actually receives payment (under any insurance policy, Bylaw or otherwise) of any amount with respect to which the Company has already indemnified or subsequently indemnities the Executive.  The Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Executive, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

4.13.	Binding Effect, Etc. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), spouses, heirs, and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise to all, substantially all, or a substantial part, of the business or assets of the Company), by written agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
4.14.	Discretion of Board of Directors. No provision of this Agreement shall be interpreted to prevent or limit the authority and discretion of the Board of Directors in the making of decisions regarding the affairs of the Company. Notwithstanding the foregoing, the Board of Directors shall not have the power or authority to modify the terms of this Agreement without the Executive's written consent, which he may grant or withhold in his discretion.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and Executive has signed this Agreement, all as of the day and year first above written.

The Company	The Executive

P. W. STEPHENS, INC.	SCOTT JOHNSON
By: ______________________________
Name: ____________________________	By:______________________________
Title: _____________________________	Date:_____________________________
Date: _____________________________

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